Exhibit (d)(iv)

CALAMOS ETF TRUST

September 26, 2023

Calamos Advisors LLC
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

Re:	Investment Advisory Agreement

This letter confirms that effective September 26, 2023, Calamos ETF Trust (the “Trust”) and Calamos Advisors LLC (“CAL”) have mutually agreed that Schedule A and Exhibit A to the Investment Advisory Agreement between the Trust and CAL dated September 1, 2023, has been amended and replaced by Schedule A and Exhibit A attached hereto.

Please sign below to confirm our mutual agreement.

Very truly yours,

CALAMOS ETF TRUST

By	/s/ Erik D. Ojala
	Name:	Erik D. Ojala
	Title:	Vice President and Secretary

Amended Schedule A and Exhibit A attached hereto, accepted this 26th day of September, 2023.

CALAMOS ADVISORS LLC

By	/s/ Tom Herman
	Name:	Thomas E. Herman
	Title:	Vice President and Chief Financial Officer

SCHEDULE A TO

INVESTMENT ADVISORY AGREEMENT

Calamos Convertible Equity Alternative ETF

Calamos CEF Income & Arbitrage ETF

EXHIBIT A TO

INVESTMENT ADVISORY AGREEMENT

Calamos Convertible Equity Alternative ETF

The Trust shall pay the Advisor a management fee calculated and payable as soon as practicable after the last day of each calendar month, based on the average daily net assets of the Calamos Convertible Equity Alternative ETF at an annual rate of 0.69%.

Calamos CEF Income & Arbitrage ETF

The Trust shall pay the Advisor a management fee calculated and payable as soon as practicable after the last day of each calendar month, based on the average daily net assets of the Calamos CEF Income & Arbitrage ETF at an annual rate of 0.74%.